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$5,000,000 CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 5, 2006

by and among

BOO KOO BEVERAGES, INC.,
as Borrower,

ORIX VENTURE FINANCE LLC,
as Agent,

and

ORIX FINANCE CORP.,
as Lender

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TABLE OF CONTENTS

ARTICLE I THE CREDITS		1

1.1.	Amounts and Terms of Commitments.	1
1.2.	Notes	2
1.3.	Interest	2
1.4.	Loan Accounts	4
1.5.	Procedure for Revolving Credit Borrowing	4
1.6.	Conversion and Continuation Elections	5
1.7.	Optional Prepayments.	6
1.8.	Mandatory Prepayments of Loans and Commitment Reductions.	6
1.9.	Fees.	7
1.10.	Payments by Borrower.	7

ARTICLE II CONDITIONS PRECEDENT		10

2.1.	Conditions of Initial Loans	10
2.2.	Conditions to All Borrowings	14

ARTICLE III REPRESENTATIONS AND WARRANTIES		14

3.1.	Corporate Existence and Power	14
3.2.	Corporate Authorization; No Contravention	15
3.3.	Governmental Authorization	15
3.4.	Binding Effect	15
3.5.	Litigation	16
3.6.	No Default	16
3.7.	ERISA Compliance	16
3.8.	Use of Proceeds; Margin Regulations	16
3.9.	Title to Properties	17
3.10.	Taxes	17
3.11.	Financial Condition	17
3.12.	Environmental Matters	17
3.13.	Collateral Documents	18
3.14.	Regulated Entities	18
3.15.	Solvency	18
3.16.	Labor Relations	18
3.17.	Copyrights, Patents, Trademarks and Licenses, etc.	18
3.18.	Subsidiaries	19
3.19.	Brokers’ Fees; Transaction Fees	19
3.20.	Insurance	19
3.21.	Full Disclosure	19
3.22.	Foreign Assets Control Regulations and Anti-Money Laundering.	19

ARTICLE IV AFFIRMATIVE COVENANTS		20

4.1.	Financial Statements	20
4.2.	Certificates; Borrowing Base Certificates; Other Information	21
4.3.	Notices	22

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4.4.	Preservation of Corporate Existence, Etc.	24
4.5.	Maintenance of Property	24
4.6.	Insurance	25
4.7.	Payment of Obligations	25
4.8.	Compliance with Laws	25
4.9.	Inspection of Property and Books and Records	26
4.10.	Use of Proceeds	26
4.11.	Solvency	26
4.12.	Further Assurances	26
4.13.	Reserved	27
4.14.	Subsidiaries	27
4.15.	Reserved	27
4.16.	Reserved	27
4.17.	Lockbox	27

ARTICLE V NEGATIVE COVENANTS		28

5.1.	Limitation on Liens	28
5.2.	Disposition of Assets	30
5.3.	Consolidations and Mergers	30
5.4.	Loans and Investments	30
5.5.	Limitation on Indebtedness	31
5.6.	Transactions with Affiliates	31
5.7.	Management and Director Compensation	32
5.8.	Use of Proceeds	32
5.9.	Contingent Obligations	32
5.10.	Compliance with ERISA	32
5.11.	Restricted Payments	33
5.12.	Change in Business	33
5.13.	Change in Structure	33
5.14.	Accounting Changes	33
5.15.	Amendments to Subordinated Indebtedness	33
5.16.	No Negative Pledges	34
5.17.	OFAC	34

ARTICLE VI FINANCIAL COVENANTS		34

6.1.	Minimum Liquidity	34
6.2.	Fixed Charge Coverage Ratio.	34

ARTICLE VII EVENTS OF DEFAULT		35

7.1.	Event of Default	35
7.2.	Remedies	37
7.3.	Rights Not Exclusive	37

ARTICLE VIII THE AGENT		38

8.1.	Appointment and Authorization	38
8.2.	Delegation of Duties	38
8.3.	Liability of Agent	38

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8.4.	Reliance by Agent	39
8.5.	Notice of Default	39
8.6.	Credit Decision	39
8.7.	Indemnification	40
8.8.	Agent in Individual Capacity	40
8.9.	Successor Agent	40
8.10.	Collateral Matters.	41

ARTICLE IX MISCELLANEOUS		42

9.1.	Amendments and Waivers	42
9.2.	Notices	42
9.3.	No Waiver; Cumulative Remedies	43
9.4.	Costs and Expenses	43
9.5.	Indemnity	44
9.6.	Marshaling; Payments Set Aside	45
9.7.	Successors and Assigns	45
9.8.	Assignments, Participations, etc.	45
9.9.	Confidentiality	48
9.10.	Set-off; Sharing of Payments	49
9.11.	Notification of Addresses, Lending Offices, Etc.	49
9.12.	Counterparts	49
9.13.	Severability	49
9.14.	Captions	50
9.15.	Independence of Provisions	50
9.16.	Interpretation	50
9.17.	No Third Parties Benefited	50
9.18.	Governing Law and Jurisdiction.	50
9.19.	WAIVER OF JURY TRIAL	51
9.20.	Entire Agreement; Release	51

ARTICLE X TAXES, YIELD PROTECTION AND ILLEGALITY		52

10.1.	Taxes.	52
10.2.	Illegality	54
10.3.	Increased Costs and Reduction of Return.	55
10.4.	Funding Losses	55
10.5.	Inability to Determine Rates	56
10.6.	Reserves on LIBOR Rate Loans	56
10.7.	Certificates of Lender	57
10.8.	Survival	57

ARTICLE XI DEFINITIONS		57

11.1.	Defined Terms	57
11.2.	Other Interpretive Provisions.	74
11.3.	Accounting Principles.	75
11.4.	Amendment and Restatement.	76

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SCHEDULES

EXHIBITS

Exhibit 3.8	Certificate Regarding Sources and Uses
Exhibit 4.2(b)	Compliance Certificate
Exhibit 11.1(a)	Borrowing Base Certificate
Exhibit 11.1(b)	Notice of Borrowing
Exhibit 11.1(c)	Notice of Continuation/Conversion
Exhibit 11.1(d)	Revolving Note

CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of July 5, 2006, by and among Boo Koo Beverages, Inc., a Texas corporation (“Borrower”), ORIX Venture Finance LLC, a Delaware limited liability company, as agent (in such capacity, “Agent”) for ORIX Finance Corp. (“ORIX”), a Delaware corporation, as a lender, and each other financial institution from time to time party to this Agreement as a lender (collectively, the “Lenders” and, individually, a “Lender).

W I T N E S S E T H:

WHEREAS, Agent, Lenders and Borrower entered into a Credit Agreement dated as of September 23, 2005 (the “Existing Credit Agreement”) to provide a term loan in the initial aggregate amount of $3,000,000.00, of which 3,255,981.70 remains outstanding as of the date hereof and includes all accrued but unpaid Interest and PIK Interest (each as defined in the Existing Credit Agreement)(the “Existing Term Loan”), and a revolving line of credit in the aggregate amount of $2,500,000.00 (the “Existing Revolving Credit Facility”); and

WHEREAS, Agent, Lenders and Borrower desire to amend and restate the Existing Credit Agreement in order to amend and increase the Existing Revolving Credit Facility to provide a $5,000,000 revolving line of credit to Borrower and to make certain other changes to the Existing Credit Agreement, all as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

THE CREDITS

1.1. Amounts and Terms of Commitments.

(a) Reserved.

(b) The Revolving Credit. Each Lender with a Revolving Loan Commitment severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make Loans to Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitment” the aggregate principal amount of $5,000,000.00 unless increased by the mutual agreement of the Borrower and Lenders from time to time (such amount as the same may be reduced from time to time pursuant to subsection 1.8(g) hereof or as a result of one or more assignments pursuant to Section 9.8, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding

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Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time will be the lesser of:

(i) the “Borrowing Base” (as calculated pursuant to the Borrowing Base Certificate) in effect from time to time. For the avoidance of doubt, the definition and calculation of “Borrowing Base” is subject to modifications from time to time by the Agent in its sole discretion, which modifications may include, but shall not be limited to, amendments to the advance rates set forth in the Borrowing Base Certificate, amendments to the definitions of “Eligible Accounts” and “Eligible Inventory”, and the establishment of Reserves against Unused Borrowing Availability; or

(ii) the Aggregate Revolving Loan Commitment then in effect.

If at any time the Revolving Loans exceed the Maximum Revolving Loan Balance, then Borrower shall immediately prepay Revolving Loans in an amount sufficient to eliminate such excess.

1.2. Notes. The Revolving Loans made by each Lender with a Revolving Loan Commitment shall be evidenced by a Revolving Note payable to the order of Lender in an amount equal to Lender’s Revolving Loan Commitment.

1.3. Interest.

(a) Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin. Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of demonstrable error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans in full.

(c) At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(f), or 7.1(g) exists), Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Obligations from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be) and, in the case of Obligations not subject to an Applicable Margin (other than the fees described in subsection 1.9(c)), at a rate per annum equal to the rate per annum applicable to Revolving Loans which are

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Base Rate Loans (including the Applicable Margin with respect thereto) plus two percent (2.0%); provided, however, on and after the expiration of any Interest Period applicable to any LIBOR Rate Loan outstanding during the continuance of such Event of Default, the principal amount of such Loan shall, during the continuation of such Event of Default, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus two percent (2.0%). All such interest shall be payable on demand of Agent or the Required Lenders.

(d) No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between Borrower and Agent or any Lender or default of Borrower, or the exercise by Agent or any Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other Loan Document, or the arising of any contingency whatsoever, shall entitle Lender to contract for, charge, or receive, in any event, consideration for the use, forbearance or detention of money (“interest”) at a rate exceeding the maximum rate of interest permitted by applicable state or federal law in effect from time to time (hereinafter “Maximum Legal Rate”). In no event shall Borrower be obligated to pay interest at any rate exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest determined at a rate over such Maximum Legal Rate. In the event any interest is contracted for, charged or received at any rate in excess of the Maximum Legal Rate (“Excess”), Borrower acknowledges and stipulates that any such contract, charge, or receipt shall be the result of an accident and bona fide error, and that any Excess received by Lender shall be applied, first, to reduce the principal then unpaid hereunder; second, to reduce the other Obligations; and third, returned to Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Borrower recognizes that, with fluctuations in the Maximum Legal Rate, such a result could inadvertently occur. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the maximum authorized or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received by Agent or any Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the full stated term of this Agreement and otherwise as provided in the applicable laws of the State of New York (or the successor(s) thereof). If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any related agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity.

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1.4. Loan Accounts. The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Agent shall deliver to Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month. Such record shall, absent demonstrable error, be conclusive evidence of the amount of the Loans made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

1.5. Procedure for Revolving Credit Borrowing. a) Each Borrowing under the Revolving Loan shall be made upon Borrower’s irrevocable (subject to Section 10.5 hereof) written notice delivered to Agent in the form of a Notice of Borrowing, which notice must be received by Agent prior to 11:30 a.m. (New York, New York time) (i) on the requested Borrowing date in the case of each Base Rate Loan equal to or less than $1,000,000 and in the case of the initial Loans to be made on the Closing Date, (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan in excess of $1,000,000 but equal to or less than $3,000,000 and (iii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan and each Base Rate Loan in excess of $3,000,000; provided, that with respect to Loans subsequent to the initial Loans, Borrower may give notice of the requested Borrowing to Agent by telephone call, with such notice confirmed not later than the following Business Day by delivery to Agent of a signed Notice of Borrowing. Such Notice of Borrowing shall specify:

(I) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 and multiples of $100,000 in excess thereof);

(II) the requested Borrowing date, which shall be a Business Day;

(III) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(IV) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans;

provided, however, with respect to the Borrowing to be made on the Closing Date, such Borrowing will consist of Base Rate Loans only and shall remain so for not less than three (3) Business Days. Thereafter, Borrower may request that Revolving Loans be made as LIBOR Rate Loans and that Loans be converted to or continued as LIBOR Rate Loans provided only LIBOR Rate Loans having an Interest Period of one (1) month shall be permitted during the first sixty (60) days after the Closing Date.

(b) Upon receipt of the Notice of Borrowing, Agent will promptly notify each Lender with a Revolving Loan Commitment affected thereby of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

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Unless Agent is otherwise directed in writing by Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to Borrower by Agent by wire transfer (or ACH transfer) of such amount to Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

1.6. Conversion and Continuation Elections. a) Borrower may upon irrevocable (subject to subsection 10.2(c) and Section 10.5) written notice to Agent in accordance with subsection 1.6(b) elect to convert on any Business Day, any Base Rate Loans into LIBOR Rate Loans or elect to continue on the last day of the applicable Interest Period any LIBOR Rate Loans having Interest Periods maturing on such day, in each instance, in whole or in part in an amount not less than $100,000, or that is in an integral multiple of $50,000 in excess thereof.

(b) Borrower shall deliver a Notice of Continuation/ Conversion to be received by Agent not later than 11:30 a.m. (New York, New York time) at least three (3) Business Days in advance of the requested Conversion Date or continuation date, specifying:

(i) the proposed Conversion Date or continuation date;

(ii) the aggregate amount of Loans to be converted or continued; and

(iii) the duration of the requested Interest Period with respect to the Loans to be converted or continued as LIBOR Rate Loans.

(c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Rate Loans or if any Event of Default shall then exist, Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

(d) Upon receipt of a Notice of Continuation/Conversion, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(e) Unless the Required Lenders shall otherwise agree, during the existence of an Event of Default, Borrower may not elect to have a Loan converted into or continued as a LIBOR Rate Loan.

(f) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

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1.7. Optional Prepayments.

(a) Borrower may at any time prepay the Revolving Loans without penalty or premium except as provided in Section 10.4 and the applicable Termination Fee, if any.

(b) The notice of any prepayment shall not thereafter be revocable by Borrower and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, Borrower shall pay any amounts required pursuant to Section 10.4.

1.8. Mandatory Prepayments of Loans and Commitment Reductions.

(a) Reserved.

(b) Revolving Loan. Borrower shall repay to Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date.

(c) Asset Dispositions. If Borrower shall at any time or from time to time:

(i) make or agree to make a Disposition; or

(ii) suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by Borrower in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the fiscal year exceeds $200,000, then (A) Borrower shall promptly notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by Borrower in respect thereof) and (B) promptly upon receipt by Borrower of the Net Proceeds of such Disposition or Event of Loss, Borrower shall deliver, or cause to be delivered, such Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(f) hereof. Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent Borrower reinvests the Net Proceeds of such Disposition or Event of Loss, or a portion thereof, in productive assets of a kind then used or usable in the business of Borrower, within one hundred eighty (180) days after the date of such Disposition or Event of Loss or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment. Pending such reinvestment, the Net Proceeds shall be delivered to Agent, for distribution to the Lenders, as a prepayment of the Revolving Loans, but not as a permanent reduction of the Revolving Loan Commitment.

(d) Reserved.

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(e) Reserved.

(f) Reserved.

(g) Application of Prepayments. Any prepayments pursuant to Section 1.7 (other than prepayments of Revolving Loans as set forth therein), 1.8(d) shall be applied in permanent reduction of the Revolving Loan, whereupon the Revolving Loan Commitment of each Lender shall automatically and permanently be reduced by an amount equal to such Lender’s ratable share of the aggregate of principal repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder. Amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, Borrower shall pay any amounts required pursuant to Section 10.4 hereof.

1.9. Fees.

(a) Commitment Fee. Borrower shall pay to Agent, for Agent’s own account, a fee (the “Commitment Fee”) in an amount equal to $25,000. The Commitment Fee shall be due and payable on the Closing Date, and shall be deemed fully earned and nonrefundable as of the Closing Date.

(b) Monitoring Fee. Borrowers shall pay Agent an a monitoring fee equal to $1,500.00 per month (the “Monitoring Fee”) commencing on the first day of the month following the Closing Date and on the first day of each month until the termination of this Agreement. The Monitoring Fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(c) Unused Line Fee. Borrower shall pay to Agent, for the ratable benefit of the Lenders having Revolving Loan Commitments, a fee (the “Unused Line Fee”) in an amount equal to

(i) the Aggregate Revolving Loan Commitment, less

(ii) the average daily balance of all Revolving Loans outstanding during the preceding quarter.

multiplied by one-half percent (0.50%) per annum, such fee to be payable quarterly in arrears on the first day of the quarter following the date hereof and the first day of each quarter thereafter. The Unused Line Fee provided in this subsection 1.9(c) shall accrue at all times from and after mutual execution and delivery of this Agreement.

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1.10. Payments by Borrower.

(a) All payments (including prepayments) to be made by Borrower on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall except as otherwise expressly provided herein, be made to Agent at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), and shall be made in dollars and in immediately available funds, no later than 11:30 a.m. (New York, New York time) on the date due. Any payment which is received by Agent later than 11:30 a.m. (New York, New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan) to pay (i) interest, principal and any fees owing to Lender, in each instance, on the date due, or (ii) after five (5) days prior notice to Borrower, other fees, costs or expenses payable by Borrower hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Except for payments collected or received prior to the occurrence of an Event of Default, all amounts collected or received by Agent shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by Borrower under the this Agreement or any of the Loan Documents;

second, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent and Lenders;

third, to payment of principal of the Obligations required hereunder;

fourth, to payment of any other amounts owing constituting Obligations; and

fifth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

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(d) As set forth in subsection 1.5(b), upon receipt of a Notice of Borrowing, Agent will promptly notify each Lender of such Lender’s Commitment Percentage of the Borrowing requested thereby. Each Lender with a Revolving Loan Commitment will fund its Commitment Percentage of Borrowings of Revolving Loans to Agent at Agent’s account specified on its signature page hereto, or to such other account as Agent may designate in writing, no later than 2:00 p.m. (New York, New York time) on the scheduled Borrowing date.

(e) Unless Agent shall have received notice from a Lender on the Closing Date or, with respect to each Borrowing after the Closing Date, by 1:00 p.m. (New York, New York time) on the date of any proposed Borrowing, that such Lender will not make available to Agent as and when required hereunder for the account of Borrower the amount of such Lender’s Commitment Percentage of the proposed Borrowing, Agent may assume that each Lender has made such amount available to Agent in immediately available funds on the applicable Borrowing date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the next Business Day following the date of such Borrowing make such amount available to Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice of Agent submitted to any Lender with respect to amounts owing under this subsection 1.11(b) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the next Business Day following the date of such Borrowing, Agent shall notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(f) On each Interest Payment Date and any other date on which a payment is made in respect of the Obligations, Borrower shall deliver to Agent a certificate, certified by a Responsible Officer, setting forth: (i) outstanding receivables; (ii) current inventory; (iii) the Borrowing Base calculation; (iv) interest due and paid in respect of the Revolving Loans; (v) principal due and paid in respect of the Revolving Loans; and (vi) the outstanding balance of the Revolving Loans taking into account the payment made on such date.

(g) Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on such Lender’s respective signature page to this Agreement or the applicable Assignment and Acceptance) such Lender’s Commitment Percentage of principal, interest, Commitment Fees and, in each instance, received by Agent, promptly after Agent’s receipt thereof.

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(h) Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full as and when required hereunder, Agent may assume that Borrower has made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, Agent shall be entitled to recover such amount from such Lender, and such Lender shall repay to Agent on demand such amount, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at the Federal Funds Rate, without setoff, recoupment, counterclaim or deduction of any kind. If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any solvency, fraudulent conveyance or similar law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion of such payment to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest thereon at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, recoupment, counterclaim or deduction of any kind.

ARTICLE II

CONDITIONS PRECEDENT

2.1. Conditions of Initial Loans. The obligation of each Lender to make its initial Loan is subject to the condition that Agent shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to Agent, duly executed by all parties thereto:

(a) Amended and Restated Credit Agreement and Amended and Restated Notes. This Agreement duly executed by Borrower and Agent, and each of the Lenders, and Amended and Restated Notes duly executed by Borrower;

(b) Loan Documents. The Loan Documents duly executed by the parties signatory thereto, and the Shares issued by Borrower to Lender.

(c) Secretary’s Certificates; Resolutions; Incumbency. A certificate of the Secretary or Assistant Secretary of Borrower, certifying:

(i) the names and true signatures of the officers of Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder; and

(ii) copies of the resolutions of the board of directors or other governing body of Borrower approving and authorizing the execution, delivery and performance, as applicable, by Borrower of this Agreement and the other Loan Documents to be executed or delivered by it hereunder;

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(d) Organization Documents and Good Standing. Each of the following documents:

(i) the Organization Documents of Borrower, as such Organization Documents are in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation or formation of Borrower as of a recent date, if and as applicable, all certified by the Secretary or Assistant Secretary of Borrower as of the Closing Date; and

(ii) a good standing and, if available, tax good standing certificate for Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation, as applicable, and each state where Borrower is qualified to do business as a foreign entity as of a recent date;

(e) Collateral Documents. The Collateral Documents, executed by the Borrower in appropriate form for recording, where necessary, together with:

(i) copies of all uniform commercial code financing statements to be filed, registered or recorded to perfect the security interests of Agent, for the benefit of Agent and the Lenders, granted pursuant to the Collateral Documents, or other evidence reasonably satisfactory to Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings reasonably necessary and advisable to perfect the Liens of Agent, for the benefit of Agent and the Lenders, granted pursuant to the Collateral Documents, in accordance with applicable law;

(ii) uniform commercial code financing statement, federal and state tax lien, pending litigation and judgment searches as Agent shall have reasonably requested of Borrower and such other Persons as Agent may request, and such termination statements, releases or other documents as may be reasonably necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

(iii) evidence that all other actions reasonably necessary or, in the reasonable opinion of Agent, desirable to perfect and protect the Liens created by the Collateral Documents have been taken;

(iv) funds sufficient to pay any filing or recording tax or fee in connection with any and all uniform commercial code financing statements and, if applicable, the Mortgages, all title insurance premiums, documentary stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of any Mortgage or filing of any uniform commercial code financing statements or the issuance of the title insurance policies (whether due on the Closing Date or in the future) including sums due in connection with any future advances;

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(v) with respect to each parcel of real Property in respect of which there is delivered a Mortgage, if any, an A.L.T.A. or equivalent mortgagee policy of title insurance or a binder issued by a title insurance company reasonably satisfactory to Agent insuring (or undertaking to insure, in the case of a binder) that the Mortgage creates and constitutes a valid first Lien against such real Property in favor of Agent, for the benefit of Agent and the Lenders, in an amount and subject only to exceptions reasonably acceptable to Agent, with such endorsements and affirmative insurance as Agent may reasonably request;

(vi) if required by Agent, flood insurance and earthquake insurance on terms satisfactory to Agent;

(vii) current A.L.T.A. or equivalent surveys and surveyor’s certifications as to all real Property in respect of which there is delivered a Mortgage, if any, each in form and substance reasonably satisfactory to Agent; and

(viii) such consents, estoppels, subordination agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which Agent shall be granted a Lien for the benefit of Agent and the Lenders, as reasonably requested by Agent;

(f) Legal Opinions. Such opinions of counsel to Borrower required by Lender, including an opinion of counsel addressing the enforceability of the choice of law provisions set forth in Section 9.18 of this Agreement, in each instance addressed to Agent and the Lenders, in form and substance reasonably satisfactory to Agent;

(g) Payment of Fees. Borrower shall have paid all accrued and unpaid fees (including the Commitment Fee), costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of Agent;

(h) Financial Statements, Projections and Management Letters. (i) Copies of all of the financial statements of Borrower together with a pro forma balance sheet giving effect to the transactions contemplated hereby, certified on behalf of Borrower by a Responsible Officer, (ii) monthly projections with respect to Borrower for the twelve (12) months after the month in which the Closing occurs and annual projections with respect to Borrower for the three (3) years following the year in which the Closing occurs, and (iii) management letters from Borrower’s auditors for the fiscal year ended December 31, 2005, if any, in each case, certified on behalf of Borrower by a Responsible Officer;

(i) Audited Balance Sheet. The audited balance sheet of Boo Koo Beverages, Inc. dated December 31, 2005, and the related audited statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date in form and substance reasonably satisfactory to Agent.

(j) Insurance Policies. Standard lender’s or mortgagee’s (as applicable) loss payable endorsements in favor of Lender with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of Borrower in accordance with Section 4.6 and endorsements to all liability insurance policies naming Agent and the Lenders as additional insureds thereunder;

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(k) Due Diligence. Evidence of completion to the satisfaction of Agent of such investigations, reviews and audits with respect to Borrower;

(l) Insurance Review. A review of Borrower’s insurance coverages, prepared by a qualified firm reasonably acceptable to Agent, dated as of a recent date prior to the Closing Date and otherwise in form and substance reasonably satisfactory to Agent;

(m) Borrowing Base Certificate. A duly completed Borrowing Base Certificate setting forth the Borrowing Base as of a date not more than thirty (30) days prior to the Closing Date;

(n) Purchase Agreement and Related Transactions. A duly executed copy of the Purchase Agreement and all amendments thereto effected prior to the Closing Date, and evidence that all conditions set forth therein shall have either been satisfied or waived to the satisfaction of BK Beverages, LLC; provided, however, that the equity issuances of Borrower contemplated by the Purchase Agreement shall be satisfactory to Agent in its sole discretion;

(o) Existing Term Loan. Proceeds from the equity issuances and transactions contemplated in the Purchase Agreement in an amount sufficient to cause the indefeasible payment, in full, in cash of all amounts due and owing under the Existing Term Loan.

(p) Appointment of Chief Executive Officer. Evidence that the Board of Directors of Borrower shall have duly appointed a Chief Executive Officer satisfactory to Agent in its sole discretion;

(q) No Material Adverse Change. There shall not have occurred any material adverse change in the condition (financial or otherwise), business, performance, operations or properties of Borrower from that which has been disclosed to Agent by Borrower since September 23, 2005;

(r) Liquidity. Evidence that Borrower shall have available on the Closing Date, after giving effect to the transaction contemplated herein and in the other Loan Documents, Liquidity of $500,000.00;

(s) Reserved.

(t) Other Documents. Such other approvals, opinions, documents or materials as Agent or any Lender may reasonably request.

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2.2. Conditions to All Borrowings. The obligation of each Lender to make any Loan is subject to the satisfaction of the following conditions precedent on the relevant Borrowing date:

(a) Satisfaction of Post Closing Obligations. Agent shall have received evidence satisfactory to Agent that Borrower has satisfied all obligations set forth in that certain Post-Closing Agreement dated the date hereof between Agent and Borrower.

(b) Notice of Borrowing. The Agent shall have received a Notice of Borrowing in accordance with Section 1.5;

(c) Continuation of Representations and Warranties. The representations and warranties made by Borrower contained in this Agreement and other Loan Documents shall be true and correct on and as of such Borrowing date with the same effect as if made on and as of such Borrowing date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(d) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing; and

(e) Borrowing Base Certificate. The Agent shall have received a duly completed Borrowing Base Certificate setting forth availability under the Revolving Loan as of a date not more than five (5) days prior to the date of Borrowing and, after giving effect to such Revolving Loan, the outstanding principal balance of the Revolving Loans does not exceed the Maximum Revolving Loan Balance.

Each Notice of Borrowing submitted by Borrower hereunder shall constitute a representation and warranty by Borrower hereunder, as of the date of each such notice or application and as of the date of each Borrowing that the conditions in Section 2.2 are satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and each Lender that the following are, and after giving effect to the transactions contemplated hereunder will be, true, correct and complete:

3.1. Corporate Existence and Power. Borrower:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

(b) has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

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(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or (d), to the extent that the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2. Corporate Authorization; No Contravention. a) The execution, delivery and performance by Borrower of this Agreement and any other Loan Document, have been duly authorized by all necessary action, and do not and will not:

(i) contravene the terms of any of Borrower’s Organization Documents;

(ii) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which Borrower or its Property is subject; or

(iii) violate any material Requirement of Law in any material respect.

(b) Schedule 3.2 sets forth the authorized equity securities of Borrower. All issued and outstanding equity securities of Borrower are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Agent, for the benefit of Agent and Lenders, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding equity securities of Borrower is owned by the Persons and in the amounts set forth on Schedule 3.2. Except as set forth on Schedule 3.2 there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any shares of capital stock or other securities of any such entity.

3.3. Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of this Agreement, any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and (b) those obtained or made on or prior to the Closing Date.

3.4. Binding Effect. This Agreement and each other Loan Document to which Borrower is a party constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

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3.5. Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against Borrower or any of its Properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby; or

(b) if determined adversely to Borrower, could reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $100,000.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

3.6. No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by Borrower or the grant or perfection of Agent’s Liens on the Collateral. Borrower is not in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 7.1(e).

3.7. ERISA Compliance. a) Schedule 3.7 lists all Qualified Plans and Multiemployer Plans. Borrower is in compliance in all material respects with all requirements of each Plan, and each Plan complies in all material respects, and is operated in compliance in all material respects, with all applicable provisions of law. Borrower is not aware, after due inquiry, of any item of non-compliance which could potentially result in the loss of Plan qualification or tax-exempt status, or give rise to a material excise tax or other penalty imposed by a Governmental Authority. No material proceeding, claim, lawsuit and/or investigation is pending concerning any Plan. All required contributions have been and will be made in accordance with the provisions of each Qualified Plan and Multiemployer Plan, and with respect to Borrower or any ERISA Affiliate, there are, have been and will be no material Unfunded Pension Liabilities or Withdrawal Liabilities.

(b) No ERISA Event has occurred or is expected to occur with respect to any Qualified Plan, Multiemployer Plan or Plan.

(c) Members of the Controlled Group currently comply and have complied in each case in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

3.8. Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in the Certificate Regarding Sources and Uses in substantially the form of Exhibit 3.8 hereto and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. Borrower is not generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.

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3.9. Title to Properties. Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of its businesses. As of the Closing Date, the Property of Borrower is subject to no Liens, other than Permitted Liens.

3.10. Taxes. Borrower has filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP and no notice of Lien has been filed or recorded. There is no proposed tax assessment against Borrower which would, if the assessment were made, either individually or in the aggregate, have a Material Adverse Effect.

3.11. Financial Condition. a) Each of (i) the audited balance sheet of Borrower dated December 31, 2005, and the related statements of income or operations, shareholders’ equity and cash flows or the fiscal year ended on that date and (ii) the unaudited interim balance sheet of Borrower dated May 31, 2006 and the related unaudited statements of income, shareholders’ equity and cash flows for the six (6) month then ended:

(iii) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(iv) present fairly in all material respects the financial condition of Borrower as of the dates thereof and results of operations for the periods covered thereby.

(b) Since the date of the last audited financial statements of Boo Koo Beverages, Inc. delivered pursuant to Section 4.1(a), there has been no Material Adverse Effect.

(c) Borrower has no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

3.12. Environmental Matters. a) The on-going operations of Borrower comply in all respects with all Environmental Laws, except those for which non-compliance would not (if enforced in accordance with applicable law) reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

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(b) Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for its Ordinary Course of Business, all such Environmental Permits are in good standing and in full force and effect, and Borrower is in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain, to maintain in good standing and in full force and effect, or to be in compliance with such Environmental Permits would not reasonably be expected to result in material liability to Borrower and could not reasonable be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(c) None of Borrower or any of its present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

(d) There are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of Borrower that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. In addition, Borrower has no underground storage tanks (i) that are not properly registered or permitted under applicable Environmental Laws, or (ii) that are leaking or disposing of Hazardous Materials.

3.13. Collateral Documents. All representations and warranties of Borrower or any other party to any Collateral Document (other than Agent and/or any Lender) contained in the Collateral Documents are true and correct in all material respects.

3.14. Regulated Entities. None of Borrower or any Person controlling Borrower is (a) an “investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

3.15. Solvency. Borrower is Solvent.

3.16. Labor Relations. There are no strikes, lockouts or other labor disputes against Borrower, or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, in any case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and no significant unfair labor practice complaint is pending against Borrower or, to the best knowledge of Borrower, threatened against Borrower before any Governmental Authority in any case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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3.17. Copyrights, Patents, Trademarks and Licenses, etc. Schedule 3.17 identifies all United States and foreign patents, trademarks, service marks, trade names and copyrights, and all registrations and applications for registration thereof and all licenses thereof, owned or held by Borrower on the Closing Date, and identifies the jurisdictions in which such registrations and applications have been filed. Except as otherwise disclosed in Schedule 3.17, as of the Closing Date, Borrower is the sole beneficial owner of, or have the right to use, free from any restrictions, claims, rights encumbrances or burdens, the intellectual property identified on Schedule 3.17 and all other processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and all other intellectual property that are necessary for the operation of Borrower’s businesses as being operated on the Closing Date. Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 3.17 is in full force and effect except to the extent the failure to be in effect will not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 3.17, to the best knowledge of Borrower, as of the Closing Date (a) none of the present or contemplated products or operations of Borrower infringes any patent, trademark, service mark, trade name, copyright, license of intellectual property or other right owned by any other Person, and (b) there is no pending or, to Borrower’s knowledge, threatened claim or litigation against or affecting Borrower or contesting the right of Borrower to manufacture, process, sell or use any such product or to engage in any such operation except for claims and/or litigation which will not and could not reasonably be expected to have a Material Adverse Effect. None of the trademark registrations set forth on Schedule 3.17 is an “intent-to-use” registration.

3.18. Subsidiaries. Borrower has no Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.2.

3.19. Brokers’ Fees; Transaction Fees. Borrower has no obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.20. Insurance. Borrower and its Properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where Borrower operates. A true and complete listing of such insurance, including issuers, coverages and deductibles, is set forth on Schedule 3.20.

3.21. Full Disclosure. None of the representations or warranties made by Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of Borrower in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of Borrower to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.22. Foreign Assets Control Regulations and Anti-Money Laundering.

(a) OFAC. Borrower (i) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is not a person on the list of Specially Designated Nationals and Blocked Persons, as amended, supplemented and modified from time to time, or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

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(b) Patriot Act. Borrower is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

4.1. Financial Statements. Borrower shall maintain a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosure and are subject to normal year-end adjustments). Borrower shall deliver to Agent and each Lender in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a) as soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year, a copy of the audited balance sheets of Borrower as at the end of such year and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion of any independent public accounting firm reasonably acceptable to Agent which report shall state that such financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall be unqualified;

(b) as soon as available, but not later than fifteen (15) days after the end of each fiscal month of each year, a copy of the unaudited balance sheets of Borrower, and the related statements of income, shareholders’ equity and cash flows as of the end of such month and for the portion of the fiscal year then ended, setting forth, in each case, comparative figures (i) for the related periods in the prior fiscal year and (ii) for Borrower’s budget, all certified on behalf of Borrower by an appropriate Responsible Officer as being complete and correct in all material respects and fairly presenting, in accordance with GAAP, the financial position and the results of operations of Borrower, subject to normal year-end adjustments and absence of footnote disclosure.

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4.2. Certificates; Borrowing Base Certificates; Other Information. Borrower shall furnish to Lender:

(a) concurrently with the delivery of the annual financial statements referred to in subsection 4.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b) and a fully and properly completed Borrowing Base Certificate certified on behalf of Borrower by a Responsible Officer;

(c) promptly after the same are sent, copies of all financial statements and reports which Borrower sends to its shareholders or other equity holders, as applicable, generally; and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which Borrower may make to, or file with, any Governmental Authority, including, without limitation, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d) as soon as available and in any event within ten (10) days after the end of each calendar month, and at such other times as Agent may reasonably require, a Borrowing Base Certificate, certified on behalf of Borrower by a Responsible Officer, setting forth the Borrowing Base of Borrower as at the end of the most-recently ended fiscal month or as at such other date as Agent may reasonably require;

(e) together with each delivery of financial statements pursuant to subsection 4.1(a) and (b) for each March, June, September and December (i) a management report, in reasonable detail, signed by the chief financial officer of Borrower, describing the operations and financial condition of Borrower for the month and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 4.2(g) and discussing the reasons for any significant variations;

(f) upon the request of Agent, at any time if an Event of Default shall have occurred and be continuing but otherwise not more often than once a year, Borrower will obtain and deliver to Agent a report of an independent collateral auditor satisfactory to Agent with respect to the Accounts and Inventory, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects;

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(g) as soon as available and in any event no later than the last day of each fiscal year of Borrower, projections of Borrower’s financial performance for the forthcoming three fiscal years on a year by year basis, and for the forthcoming fiscal year on a month-by-month basis, in each case, including for each such period balance sheets of Borrower and the related statements of income or operations, shareholders’ equity and cash flows;

(h) annually, concurrently with Borrower’s delivery of the projections under subsection 4.2(g), Borrower shall supplement in writing and deliver to Agent revisions of and supplements to the Schedules hereto related to Article III hereof to the extent necessary to disclose new or changed facts or circumstances after the Closing Date; provided that delivery or receipt of such subsequent disclosure shall not constitute a waiver by Agent or any Lender or a cure of any Default or Event of Default resulting in connection with the matters disclosed;

(i) promptly upon receipt thereof, copies of any reports submitted by Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of Borrower made by such accountants, including any comment letters submitted by such accountants to management of Borrower in connection with its services;

(j) from time to time, if Agent determines that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations, and at any time if a Default or an Event of Default shall have occurred and be continuing, Agent may, or may require Borrower to, in either case at Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the real or personal property of Borrower; and

(k) promptly, such additional business, financial, regulatory, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.

4.3. Notices. Borrower shall notify promptly Agent and each Lender of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):

(a) the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default;

(b) any breach or non-performance of, or any default under, any material Contractual Obligation of Borrower or any violation of, or non-compliance with, any material Requirement of Law, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, Borrower has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between Borrower and any Governmental Authority which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

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(d) the commencement of, or any material development in, any litigation or proceeding affecting Borrower (i) in which the amount of damages claimed is $100,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(e) any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or, to the knowledge of Borrower, threatened against Borrower or any of its Properties pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining the Property of Borrower that could reasonably be anticipated to cause Borrower’s Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws;

(f) any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to Borrower or any member or its Controlled Group with respect to such event:

(i) an ERISA Event;

(ii) the adoption of any new Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group;

(iii) the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

(iv) the commencement of contributions by any member of the Controlled Group to any Multiemployer Plan or any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of Borrower delivered to Agent and Lenders pursuant to this Agreement;

(h) any material change in accounting policies or financial reporting practices by Borrower;

(i) any labor controversy resulting in or, to the knowledge of Borrower, threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving Borrower if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

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(j) the creation, establishment or acquisition of any Subsidiary or the issuance by Borrower of any capital stock or warrant option or similar agreement in respect thereof.

Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer on behalf of Borrower setting forth details of the occurrence referred to therein, and stating what action Borrower proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4. Preservation of Corporate Existence, Etc. Borrower shall:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its state or jurisdiction of incorporation, organization or formation as applicable;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

(d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5. Maintenance of Property. Borrower shall maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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4.6. Insurance. Borrower shall maintain with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability and Property and casualty insurance, which amounts shall not be reduced by Borrower in the absence of thirty (30) days’ prior notice to Agent. All Property damage and casualty insurance shall name Agent as loss payee/mortgagee, all liability insurance shall name Agent and the Lenders as additional insureds and all business interruption insurance shall name Agent as assignee. Upon request of Agent or any Lender, Borrower shall furnish Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer on behalf of Borrower (and, if requested by Agent, any insurance broker of Borrower) setting forth the nature and extent of all insurance maintained by Borrower in accordance with this Section 4.6. Unless Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect Agent and Lenders’ interests in Borrower’s properties. This insurance may, but need not, protect Borrower’s interests. The coverage that Agent purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with said Property. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance, Borrower will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower may be able to obtain on its own.

4.7. Payment of Obligations. Borrower shall pay, discharge and perform as the same shall become due and payable or required to be performed, all its obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by Borrower;

(b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by Borrower;

(c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness; and

(d) the performance of all obligations under any Contractual Obligation to which Borrower is bound, or to which it or any of its properties is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.8. Compliance with Laws. Borrower shall comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except (a)(i) such as may be contested in good faith by appropriate proceedings diligently prosecuted without risk of loss of any Collateral, (ii) as to which a bona fide dispute exists, and (iii) for which appropriate reserves have been established on Borrower’s financial statements, or (b) where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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4.9. Inspection of Property and Books and Records. Borrower shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower.  Borrower shall permit representatives and independent contractors of Agent (at the expense of Borrower), to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, when an Event of Default exists Lender may do any of the foregoing at any time during normal business hours and without advance notice.

4.10. Use of Proceeds. Borrower shall use the proceeds of the Loans solely as follows (a) for the payment of fees and expenses related to the execution and delivery of this Agreement, as approved by Agent (such approval not to be unreasonably withheld), and (b) for working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11. Solvency. Borrower shall at all times be Solvent.

4.12. Further Assurances. (a) Borrower shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by Agent, Borrower shall take such additional actions as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Agent and Lenders the rights granted or now or hereafter intended to be granted to Agent and the Lenders under any Loan Document or under any other document executed in connection therewith. Subsequent to the Closing Date, without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, Borrower shall cause each of its Subsidiaries to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of Agent and Lenders, a security interest in all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by the Required Lenders, Borrower shall pledge the stock or other equity interests of each of its Subsidiaries to Agent, for the benefit of Agent and Lenders, to secure the Obligations. In connection with each pledge of stock or other equity interests, Borrower shall deliver, or cause to be delivered, to Agent, the items described in subsection 2.1(e)(iii), if applicable. In the event Borrower or any of its Subsidiaries acquires any real Property, simultaneously with such acquisition, Borrower or such Subsidiary shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the property, free and clear of all defects, encumbrances and Liens, (y) then current A.L.T.A. surveys, certified to Agent and the Lenders by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent.

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4.13. Reserved.

4.14. Subsidiaries. On any date Borrower acquires or creates any Subsidiary, Borrower shall pledge the stock or other equity interests of such Subsidiary as of such date to Agent, for the benefit of Agent and the Lenders, and shall deliver, or cause to be delivered, to Agent the items described in subsection 2.1(e)(iii) and, to the extent not previously delivered, the items described in subsections 2.1(b) and 2.1 (c), with respect to each such Subsidiary. In addition, such Subsidiary shall guarantee the Obligations and shall grant to Agent, for the benefit of Agent and the Lenders, a security interest in all of such Subsidiary’s Property to secure such guaranty.

4.15. Reserved.

4.16. Reserved.

4.17. Lockbox. Borrower shall maintain a lockbox account (the “Lockbox Account”) with a bank acceptable to Agent (the “Lockbox Bank”), and shall execute with the Lockbox Bank an agreement acceptable to Agent in its sole discretion (the “Lockbox Agreement”), and such other agreements related thereto as Agent may require. Borrower shall ensure that all collections of Accounts and receivables of Borrower, its Subsidiaries and/or Guarantors and proceeds of all other Collateral are paid and delivered directly from Account Debtors and other Persons into the Lockbox Account. The Lockbox Agreement shall provide that, at all times prior to the delivery of an Activation Notice (as hereinafter defined), the Lockbox Bank shall disburse funds as the Borrower may direct. The Lockbox Agreement shall require that, upon Lockbox Bank’s receipt of written notice (an “Activation Notice”) from Agent at any time after the occurrence of an Event of Default, the Lockbox Bank will immediately, and on a daily basis thereafter, transfer all funds paid into the Lockbox Account into a depository account maintained by Agent at such bank as Agent may communicate to Borrower from time to time (the “Concentration Account”). To the extent that any such Accounts and receivables collections or other proceeds of Collateral are not sent directly to the Lockbox Account but are received by Borrower or any Guarantor or Affiliate of Borrower, such collections and proceeds (“Trust Collections”) shall be held in trust for the benefit of Agent and Lenders and immediately remitted (and in any event within two (2) Business Days), in the form received, to the Lockbox Bank for immediate transfer to the Lockbox Account; provided, however, upon written request of Agent after the occurrence and during the continuance of an Event of Default, such collections and proceeds will be immediately remitted (and in any event within two (2) Business Days) in the form received to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this Section 4.17 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Agent may have hereunder, under any other Loan Document, under applicable law, at equity or otherwise, upon each and every such failure Agent shall be entitled to assess a non-compliance fee which shall operate to increase the Base Rate or LIBOR for purposes of interest calculation hereunder by two percent (2%) per annum during any period of non-compliance; provided, however, that to the extent Agent wishes to institute such non-compliance fee solely in connection with Borrower’s failure to remit Trust Collections to the Concentration Account within the timeframe established by this Section 4.17, Agent shall only be entitled to institute such non-compliance fee if the aggregate amount of the Trust Collections exceeds $100,000. Agent shall be entitled to assess such fee whether or not a Default or an Event of Default occurs or is declared, provided that nothing in this Agreement shall prevent Agent from considering any failure to comply with the terms of this Section 4.17 to be a Default or an Event of Default. If applicable, at any time prior to the execution of the Lockbox Agreement and operation of the Lockbox Account, Borrower, its Subsidiaries and Guarantors shall direct all collections or proceeds it receives on Accounts or receivables or from Collateral to the account(s) and in the manner specified by Agent in its sole discretion.

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ARTICLE V

NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

5.1. Limitation on Liens. Borrower shall not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of Borrower on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7, provided that, in respect of this clause (ii), all such Liens secure claims in the aggregate at any time outstanding for Borrower not exceeding $100,000;

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(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding for Borrower not exceeding $100,000;

(g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of Borrower;

(h) Liens on any Property acquired or held by Borrower in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i) Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

(j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

(l) Liens in favor of collecting banks arising under Section 4-210 of the UCC.

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5.2. Disposition of Assets. Borrower shall not, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of inventory, or used, worn-out or surplus equipment, all in the Ordinary Course of Business;

(b) dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made as provided in Section 1.8; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by Borrower shall not exceed in any fiscal year $200,000 and (iv) after giving effect to such disposition, Borrower is in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent month for which financial statements have been delivered; and

(c) dispositions by any Subsidiary of Borrower to Borrower;

(d) dispositions permitted under Section 5.3; and

(e) the granting of Permitted Liens.

5.3. Consolidations and Mergers. Borrower shall not merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person without the prior written consent (such consent not to be unreasonably withheld) of Agent.

5.4. Loans and Investments. Borrower shall not (i) purchase or acquire, or make any commitment to purchase or acquire any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, other than the establishment or creation of a Subsidiary in accordance with the terms of this Agreement, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) extensions of credit by Borrower to any of its Wholly-Owned Subsidiaries provided the obligations of each obligor shall be evidenced by notes, which notes shall be pledged to Agent, for the benefit of Agent and Lenders, and have such other terms as Agent may reasonably require; and

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(c) loans and advances to employees in the Ordinary Course of Business not to exceed $100,000 in the aggregate at any time outstanding.

5.5. Limitation on Indebtedness. Borrower shall not create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement;

(b) Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 5.9;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing;

(d) Indebtedness not to exceed $500,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h);

(e) Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding related to auto fleet leasing arrangements;

(f) unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b);

(g) Subordinated Indebtedness not to exceed $550,000 in the aggregate at any time outstanding (together with capitalized interest thereon and accrued fees and expenses due in connection therewith);

(h) other unsecured Indebtedness not exceeding in the aggregate at any time outstanding $250,000.

5.6. Transactions with Affiliates. Borrower shall not enter into any transaction with any Affiliate of Borrower, except:

(a) as expressly permitted by this Agreement or as contemplated in the Purchase Agreement; or

(b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of Borrower provided that in the case of this clause (b), upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower and which are disclosed in writing to Agent.

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5.7. Management and Director Compensation. Borrower shall not pay any management, consulting or similar fees to any Affiliate of Borrower or to any officer, director or employee of Borrower or any Affiliate of Borrower except (a) payment of reasonable compensation to officers and employees for actual services rendered to Borrower in the Ordinary Course of Business, (b) payment of directors’ fees of $250,000 in cash in any fiscal year of Borrower, payment of directors’ fees in equity issuances reasonably satisfactory to Agent, and reimbursement of the reasonable, in the sole discretion of Agent, out-of-pocket expenses of directors incurred in connection with attending board of director meetings and (c) as contemplated in the Purchase Agreement.

5.8. Use of Proceeds. Borrower shall not use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of Borrower or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9. Contingent Obligations. Borrower shall not create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Contingent Obligations of Borrower existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

(c) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under subsection 5.2(b);

(f) Contingent Obligations in respect of Indebtedness permitted under Section 5.5.

5.10. Compliance with ERISA. Borrower shall not:

(a) terminate any Plan subject to Title IV of ERISA so as to result in any material liability to Borrower;

(b) permit to exist any ERISA Event or any other event or condition, which would reasonably be expected to have a Material Adverse Effect;

(c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to Borrower;

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(d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to have a Material Adverse Effect; or

(e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

5.11. Restricted Payments. Borrower shall not (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other equity securities; provided, however, that so long as no Event of Default exists, Borrower may declare and make preferred stock dividends, (ii) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of Borrower may declare and pay dividends to Borrower or any Wholly-Owned Subsidiary of Borrower, and except that Borrower may:

(a) make distributions payable solely in respect of the Warrants or other equity securities of Borrower held by Lender; and

(b) pay, as and when due and payable, regularly scheduled payments of interest only on the Subordinated Indebtedness to the extent permitted by Agent.

5.12. Change in Business. Borrower shall not engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

5.13. Change in Structure. Except as expressly permitted under Section 5.3, Borrower shall not make any material changes in its equity capital structure (including in the terms of its outstanding stock), or amend any of its Organization Documents without the prior written consent of Agent.

5.14. Accounting Changes. Borrower shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Borrower.

5.15. Amendments to Subordinated Indebtedness. Borrower shall not, directly or indirectly to, change or amend the terms of any Subordinated Indebtedness if the effect of such amendment is to: (i) increase the interest rate on such Indebtedness; (ii) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (iii) add or change in a manner adverse to Borrower any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (iv) change in a manner adverse to Borrower the prepayment provisions of such Indebtedness; (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower, Agent or Lenders.

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5.16. No Negative Pledges. Borrower will not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s equity securities or to pay fees, including management fees, or make other payments and distributions to Borrower or any of its Subsidiaries. Borrower will not enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(h) and (i) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

5.17. OFAC. Borrower will not (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), or (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

ARTICLE VI

FINANCIAL COVENANTS

Borrower covenants and agrees that, so long as Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

6.1. Minimum Liquidity. Borrower shall maintain Liquidity of not less than $500,000.00.

6.2. Fixed Charge Coverage Ratio. Borrower shall have, at the end of each calendar month ending during the periods set forth below, a Fixed Charge Coverage Ratio that is not less than:

1.00:1	for each quarter from March 31, 2007 and thereafter

“Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

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ARTICLE VII

EVENTS OF DEFAULT

7.1. Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal on any Loan, including after maturity of the Loans, whether by acceleration or otherwise, (ii) within three (3) days after the same shall be due when and as required to be paid herein, any amount of interest on any Loan, including after maturity of the Loans, whether by acceleration or otherwise, or (iii) any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of Borrower made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by Borrower or its Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. Borrower fails to perform or observe any term, covenant or agreement contained in Section 4.1, 4.2(b), 4.2(d), 4.6, 4.9 or 4.14 or Article V or Article VI hereof; or

(d) Other Defaults. Borrower fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer becomes aware of such default and (ii) the date upon which written notice thereof is given to Borrower by Agent or Required Lenders; or

(e) Cross-Default. Borrower (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

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(f) Insolvency; Voluntary Proceedings. Borrower (i) ceases or fails to be Solvent, (ii) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (iii) voluntarily ceases to conduct its business in the ordinary course; (iv) commences any Insolvency Proceeding with respect to itself; or (v) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of Borrower’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h) ERISA. (i) A member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan; (ii) a member of the Controlled Group shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) the occurrence of an ERISA Event; (iv) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (v) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction; (vi) a violation of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code; (vii) any member of the Controlled Group is assessed a tax under Section 4980B of the Code or incurs a liability under Section 601 et seq of ERISA; and, the occurrence of any such event listed in clauses (i) through (vii), or the occurrence of any combination of events listed in clauses (i) through (vii) results in, or could reasonably be expected to result in, a Material Adverse Effect or result in exposure to Borrower in an amount in excess of $100,000; or

(i) Litigation. Any action, suit, proceeding or investigation shall be threatened against Borrower which could be expected to have a Material Adverse Effect.

(j) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against Borrower involving in the aggregate a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $100,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

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(k) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against Borrower which does or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) Collateral. Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against Borrower or Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(m) Management. Any Key Person shall cease to be employed by the Borrower in the capacity in which such Person served as of the Closing Date or in a more Senior Capacity and is not replaced within 90 days by a person satisfactory to Agent; or

(n) Material Exception in Audit. The occurrence of a material exception in any audit of Borrower by Borrower’s independent auditors or in any collateral audit, as determined by Lender, which could be expected to have a Material Adverse Effect, in the reasonable opinion of Agent.

7.2. Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a) declare all or any portion of the Revolving Loan Commitment of each Lender to make Loans to be terminated, whereupon such Revolving Loan Commitment shall forthwith be terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(c) exercise on behalf of itself and the Lenders, all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, upon the occurrence of any event specified in subsections 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent or any Lender.

7.3. Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

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ARTICLE VIII

THE AGENT

8.1. Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

8.2. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

8.3. Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of Borrower. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

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8.4. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or telephone message, statement or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders (or, where an action or waiver need only be approved by the Required Lenders, by the Required Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders (or, where an action or waiver need only be approved by the Required Lenders, by the Required Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

8.5. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Required Lenders in accordance with Article VII; provided, however, unless and until Agent shall have received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

8.6. Credit Decision. Each Lender expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower which may come into the possession of Agent.

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8.7. Indemnification. Whether or not the transactions contemplated hereby shall be consummated, upon demand therefor the Lenders shall indemnify Agent (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of Agent) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing, INCLUDING THOSE RELATING TO OR ARISING OUT OF AGENT’S OWN NEGLIGENCE; provided, however, no Lender shall be liable for the payment to Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct. In addition, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 8.7, together with all related costs and expenses (including Attorney Costs). The obligation of the Lenders in this Section 8.7 shall survive the payment of all Obligations hereunder.

8.8. Agent in Individual Capacity. ORIX and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with Borrower and its Subsidiaries and Affiliates as though ORIX were not Agent hereunder and without notice to or consent of the Lenders. With respect to its Loans, ORIX shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent, and the terms “Lender” and “Lenders” shall include ORIX in its individual capacity.

8.9. Successor Agent. The Agent may resign as Agent upon thirty (30) days’ prior notice to the Lenders and to Borrower. If Agent shall resign as Agent under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may thereupon appoint a successor agent from among the Lenders reasonably acceptable to Borrower. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VIII and Sections 9.4 and 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation (or, if later, ten (10) days after the date upon which Agent designates a successor agent), the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

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8.10. Collateral Matters.

(a) The Agent is authorized (but not required) on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) The Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral:

(i) upon termination of the Revolving Loan Commitments and payment in full of all Loans and all other Obligations then payable under this Agreement and under any other Loan Document;

(ii) constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder;

(iii) consisting of an instrument evidencing Indebtedness or of any other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or

(iv) if approved, authorized or ratified in writing by the Required Lenders or all the Lenders, as the case may be, as provided in subsection 9.1(f).

Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this subsection 8.10(b).

(c) Each Lender agrees with and in favor of each other Lender (which agreement shall not be for the benefit of Borrower or any of its Subsidiaries) that Borrower’s obligation to such Lender under this Agreement and the other Loan Documents shall be equally and ratably secured by any real property and/or other collateral now or hereafter securing any obligations of Borrower or any of its Subsidiaries to such Lender, whether or not the same constitutes Collateral hereunder.

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ARTICLE IX

MISCELLANEOUS

9.1. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders, Borrower and acknowledged by Agent, then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders, Borrower and acknowledged by Agent, do any of the following:

(a) increase or extend the Revolving Loan Commitment of any Lender (or reinstate any Revolving Loan Commitment terminated pursuant to subsection 7.2(a));

(b) postpone or delay any date fixed for, or waive, any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(d) change the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(e) amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(f) discharge Holdings or any Subsidiary of Borrower from their respective Obligations under the Loan Documents, or release all or substantially all of the Collateral except as otherwise may be provided in this Agreement or the other Loan Documents;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of Agent under this Agreement or any other Loan Document.

9.2. Notices. viii) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission) and mailed by certified or registered mail, faxed or delivered by personal or overnight delivery, to the address or facsimile number specified for notices on the applicable signature page hereof; or, if directed to Borrower or Agent, to such other address as shall be designated by such party in a written notice to each of the other parties hereto given in compliance herewith, or, if directed to any other party hereto, to such other address as shall be designated by such party in a written notice given in compliance herewith to Borrower and Agent.

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(b) All such notices, requests and communications shall be effective (i) if delivered in person, when delivered, (ii) if delivered by facsimile transmission, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York time, otherwise on the next Business Day, (iii) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed and (iv) if mailed, upon the third (3rd) Business Day after the date deposited into the U.S. Mail, certified or registered; except that notices pursuant to Article I shall not be effective until actually received by Agent.

(c) Borrower acknowledges and agrees that any agreement of Agent and the Lenders in Article I hereof to receive certain notices by telephone and facsimile transmission is solely for the convenience and at the request of Borrower. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower to give such notice and Agent and the Lenders shall not have any liability to Borrower or other Person on account of any action taken or not taken by Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by Agent and the Lenders of a confirmation which is at variance with the terms understood by Agent and the Lenders to be contained in the telephonic or facsimile notice.

9.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between Borrower, any Affiliate of Borrower, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.4. Costs and Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower shall pay or reimburse:

(a) Agent, within five (5) Business Days after demand (except as otherwise provided in subsection 2.1(f)) for all reasonable out-of-pocket costs, fees and expenses paid or incurred by Agent in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any other Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including out-of pocket costs, fees and expenses paid or incurred by Agent to third-party auditors, the Attorney Costs incurred by Agent with respect thereto and for all out-of-pocket costs and expenses incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies during the existence of an Event of Default (including in connection with any “workout” or restructuring regarding the Loans, and including any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, and including, but not limited to, all UCC search fees, filing and recording fees, rating agency fees, costs, fees and expenses related to financial and operational examinations and collateral appraisals.

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(b) Agent, within five (5) Business Days after demand for all out-of-pocket appraisal, audit, industry specialists, consultants, underwriting advisors, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by Agent in connection with the matters referred to under clause (a) of this Section 9.4.

The obligations of this Section 9.4 shall survive payment of all other obligations.

9.5. Indemnity. Whether or not the transactions contemplated hereby shall be consummated, Borrower shall indemnify, defend and hold harmless each Lender, Agent and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs):

(a) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents (including all amendments and waivers with respect thereto), or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Loans or the transactions contemplated hereby or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (and including, but not limited to, all UCC search fees, filing and recording fees, rating agency fees, costs, fees and expenses related to financial and operational examinations and collateral appraisals); and

(b) which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property of Borrower;

INCLUDING THOSE WHICH RELATE TO OR ARISE OUT OF THE INDEMNIFIED PARTY’S OWN NEGLIGENCE (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction.

No action taken by legal counsel chosen by Agent or any Lender in defending against any investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair Borrower’s obligation and duty hereunder to indemnify and hold harmless Agent and each Lender. In no event shall any site visit, observation, or testing by Agent or any Lender (or any contractee of Agent or any Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by Agent or any Lender. Neither Agent nor any Lender owes any duty of care to protect Borrower or any other Person against, or to inform Borrower or any other Person of, any Hazardous Materials or any other adverse condition affecting any site or Property. Neither Agent nor any Lender shall be obligated to disclose to Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by Agent or any Lender.

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The obligations in this Section 9.5 shall survive payment of all other Obligations. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 9.5 shall be paid within thirty (30) days after demand.

9.6. Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then to the extent of such recovery the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(a) each lender severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent.

9.7. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.8 hereof, and provided further that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

9.8. Assignments, Participations, etc. (a) Any Lender may, with the written consent of Agent, at any time assign and delegate to one or more Eligible Assignees (provided that such consent of Agent shall not be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender)(each an “Assignee”) all, or any part of, the Loans, the Revolving Loan Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $250,000 or, if less, the entire Revolving Loan Commitment or Loan(s) of such Lender; provided, however, Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until:

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(i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Agent by such Lender and the Assignee; and

(ii) Lender and its Assignee shall have delivered to Borrower and Agent an Assignment and Acceptance in form and substance reasonably satisfactory to Agent, such Lender and its Assignee (an “Assignment and Acceptance”).

(b) From and after the date that Agent notifies the assignor that Agent has received and provided its consent with respect to an executed Assignment and Acceptance:

(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents; and

(ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c) Borrower shall execute and deliver new Notes evidencing such Assignee’s assigned Loans and Revolving Loan Commitment portion and, if the assignor Lender has retained a portion of its Loans and Revolving Loan Commitment, replacement Notes in the principal amount of the Loans and Revolving Loan Commitment portion retained by the assignor Lender (such Notes to be in exchange for, but not in payment or satisfaction of, the Notes held by Lender). This Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolving Loan Commitments arising therefrom. The Revolving Loan Commitment allocated to each Assignee shall reduce such Revolving Loan Commitment of the assigning Lender to the same extent.

(d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of Borrower (a “Participant”) participating interests in any Loans, the Revolving Loan Commitment of that Lender and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however,:

(i) the Originating Lender’s obligations under this Agreement shall remain unchanged;

(ii) the Originating Lender shall remain solely responsible for the performance of such obligations;

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(iii) Borrower and Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents; and

(iv) No Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 9.1.

In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation.

(e) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may (i) assign all or any portion of the Loans held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank or (ii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its lenders for collateral security purposes, provided that any payment in respect of such assigned Loans made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned or pledged Loans to the extent of such payment. No such assignment or pledge shall release the assigning Lender from its obligations hereunder.

(f) The Agent shall, on behalf of Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of demonstrable error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Revolving Loan Commitments, Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Revolving Loan Commitment and/or Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of a Revolving Loan Commitment and/or Loan evidenced by a Note shall be registered on the Register only upon a surrender or registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated assignee and, if applicable, assignor, and the old Notes shall be returned by Agent to Borrower marked “cancelled”. The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Revolving Loan Commitments and Loans) at any reasonable time and from time to time upon reasonable prior notice.

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9.9. Confidentiality. Each of Agent and the Lenders shall maintain in confidence in accordance with its customary procedures for handling confidential information, all written information that Borrower, or any of its authorized representatives, furnishes to Agent or any Lender on a confidential basis clearly marked as such (“Confidential Information”), other than any such Confidential Information that becomes generally available to the public other than as a result of a breach by Agent or any Lender of its obligations hereunder or that is or becomes available to Agent or such Lender from a source other than Borrower, or any of its authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, however, Agent and each Lender shall in any event have the right to deliver copies of any such documents, and to disclose any such information, to:

(a) its directors, officers, trustees, partners, employees, agents, attorneys, professional consultants, portfolio management services and rating agencies;

(b) any other Lender and any successor Agent;

(c) any Person to which such Lender offers to sell any Loan or any part thereof or interest or participation therein (provided, such Person agrees to keep such information confidential on the terms set forth in this Section 9.9);

(d) any federal or state regulatory authority or examiner, or any insurance industry association, regulating or having jurisdiction over Agent or such Lender; and

(e) any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process or informal investigative demand, (iii) in connection with any litigation to which Agent or such Lender is a party, or (iv) in connection with the enforcement of the rights and remedies of Agent or the Lenders under this Agreement and the other Loan Documents at any time when an Event of Default shall have occurred and be continuing.

Notwithstanding anything herein to the contrary, the information subject to this Section 9.9 shall not include, and Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein or in any of the other Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or such Lender relating to such tax treatment and tax structure (it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby or by any of the other Loan Documents); provided that with respect to any document or similar item that in either case contains information concerning the “tax treatment” or “tax structure” of the transactions as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the “tax treatment” or “tax structure” of the transactions contemplated herein or in any of the other Loan Documents.

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9.10. Set-off; Sharing of Payments. In addition to any rights and remedies now or hereafter granted under applicable law, and not by way of limitation of any such rights or remedies at any time and from time to time, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower, with reasonably prompt subsequent notice to Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived by Borrower) to set off and to appropriate and to apply any and all

(a) balances held by such Lender at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower); and

(b) other Property at any time held or owing by such Lender to or for the credit or for the account of Borrower;

against and on account of any and all Obligations which are not paid when due; except that no Lender shall exercise such right without the prior written consent of Agent. Any Lender having a right to set off shall purchase for cash (and the other Lenders shall sell) participations in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share the benefit of such right of set-off with each other Lender in accordance with their respective pro rata shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (i) any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and may sell participations to other Lenders, and (ii) any Lender so purchasing a participation in the Obligations held by other Lenders may exercise all rights of setoff, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Obligations in the amount of such participation; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Borrower hereby grants to Lender a security interest in all such deposits and other Property, whether now existing or hereafter arising, held by Lender for the purposes set forth herein.

9.11. Notification of Addresses, Lending Offices, Etc. Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.12. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with each of Borrower and Agent.

9.13. Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. Any Loan Document, or other agreement, document or instrument, delivered by facsimile transmission shall have the same force and effect as if the original thereof has been delivered.

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9.14. Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15. Independence of Provisions. The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16. Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Agent and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements.

9.17. No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrower, the Lenders and Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18. Governing Law and Jurisdiction.

(A) THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW); PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(B) BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST AGENT OR ANY LENDER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT LOCATED IN THE STATE OF NEW YORK.

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(C) BORROWER DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY BORROWER WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO BORROWER AT ITS ADDRESS PROVIDED IN SECTION 9.2 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY BORROWER REFUSES TO ACCEPT SERVICE, BORROWER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

9.19. WAIVER OF JURY TRIAL. BORROWER, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.20. Entire Agreement; Release. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among Borrower, the Lenders and Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof, and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or the Lenders. Borrower has relied exclusively on the terms and provisions contained in this Agreement and the other Loan Documents in its execution and delivery hereof and thereof and entering into the transactions which are the subject hereof and thereof. Execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Agent nor any Lender shall be liable to Borrower or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.

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ARTICLE X

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1. Taxes.

(a) Subject to subsection 10.1(g), any and all payments by Borrower to each Lender or Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income by the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) In addition, Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Subject to subsection 10.1(g), Borrower shall indemnify and hold harmless each Lender and Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Lender or Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days from the date any Lender or Agent makes written demand therefor.

(d) If Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then, subject to subsection 10.1(g):

(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.1), such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii) Borrower shall make such deductions; and

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(iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e) Within thirty (30) days after the date of any payment by Borrower of Taxes or Other Taxes, Borrower shall furnish to Agent (and the applicable Lender) the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent (and the applicable Lender).

(f) Each Lender that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to Borrower and Agent two copies of each U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a “bank” for purposes of Section 881(c) of the Code, is not a ten percent (10%) shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver.

(g) Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to subsection 10.1(d) to any Lender for the account of any Lending Office of such Lender:

(i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under subsection 10.1(f) in respect of such Lending Office;

(ii) if such Lender shall have delivered to Borrower a Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto) in respect of such Lending Office pursuant to subsection 10.1(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law, treaty or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto); or

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(iii) if such Lender shall have delivered to Borrower a Form W-8 (or any subsequent versions thereof or successors thereto) in respect of such Lending Office pursuant to subsection 10.1(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by Borrower hereunder for the account of such Lending Office for any reason other than a change in the United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8 (or subsequent versions thereof or successors thereto).

(h) If, at any time, Borrower requests Lender to deliver any forms or other documentation pursuant to subsection 10.1(f), then Borrower shall, on demand of such Lender through Agent, reimburse such Lender for any costs and expenses (including Attorney Costs) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

(i) If Borrower is required to pay additional amounts to any Lender or Agent pursuant to subsection 10.1(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

10.2. Illegality. a) If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and Borrower that the circumstances giving rise to such determination no longer exists.

(b) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

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(c) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(d) Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3. Increased Costs and Reduction of Return.

(a) If any Lender shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender (or its Lending Office) or any corporation controlling such Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Loan Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender, (with a copy to Agent), Borrower shall upon demand pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling Lender) for such increase.

10.4. Funding Losses. Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which each Lender may sustain or incur as a consequence of:

(a) the failure of Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

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(b) the failure of Borrower to borrow, continue or convert a Loan after Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion;

(c) the failure of Borrower to make any prepayment after Borrower has given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5. Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will forthwith give notice of such determination to Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by it. If Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by Borrower, in the amount specified in the applicable notice submitted by Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6. Reserves on LIBOR Rate Loans. Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), payable on each date on which interest is payable on such Loan provided Borrower shall have received at least fifteen (15) days prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

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10.7. Certificates of Lender. If any Lender claims a right of reimbursement or compensation pursuant to this Article X, each Lender shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to each Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

10.8. Survival. The agreements and obligations of Borrower in this Article X shall survive the payment of all other Obligations.

ARTICLE XI

DEFINITIONS

11.1. Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Activation Notice”	4.17
“Assignee”	9.8(a)
“Assignment and Acceptance”	9.8(a)(ii)
“Borrower”	Preamble
“Borrowing Base”	1.1(b)
“Commitment Fee”	1.9(a)
“Concentration Account”	4.17
“Confidential Information”	9.9
“EBITDA”	Exhibit 4.2(b)
“Event of Default”	7.1
“Existing Credit Agreement”	Recitals
“Existing Revolving Credit Facility”	Recitals
“Existing Term Loan”	Recitals
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“Indemnified Person”	9.5
“Indemnified Liabilities”	9.5
“Lender”	Preamble
“Lockbox Account”	4.17
“Lockbox Agreement”	4.17
“Lockbox Bank”	4.17
“Maximum Revolving Loan Balance”	1.1(b)
“Monitoring Fee”	1.9(b)
“Originating Lender”	9.8
“Other Taxes”	10.1(b)
“Participant”	9.8(d)
“Permitted Liens”	5.1
“Restricted Payments”	5.11
“Revenue”	Exhibit 4.1(b)
“Revolving Loan Commitment”	1.1(b)
“Revolving Loan”	1.1(b)
“Taxes”	10.1(a)
“Trust Collections”	4.17
“Unused Borrowing Availability”	Exhibit 11.1(a)
“Unused Line Fee”	1.9(c)

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In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of Borrower, including, without limitation, the unpaid portion of the obligation of a customer of Borrower in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by Borrower, as stated on the invoice of Borrower, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of Borrower who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of Borrower or of any Subsidiary of Borrower.

“Agent” means Venture Finance LLC in its capacity as agent for the Lenders hereunder, and any successor agent.

“Agent-Related Persons” means Venture Finance LLC and any successor agent arising under Section 8.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $5,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

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“Applicable Margin” means with respect to Revolving Loans that are Base Rate Loans, three and one-half percent (3.5%), and with respect to Revolving Loans that are LIBOR Rate Loans, six and one-half percent (6.5%).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Availability” means as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance, exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” means, for any day, a rate of interest equal to the greater of (a) the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select) and (b) the sum of the Federal Funds Rate plus one half of one percent (0.5%). Any change in the Base Rate due to a change in the “Prime Rate” or the Federal Funds Rate shall be effective on the effective date of such change in the “Prime Rate” or the Federal Funds Rate.

“Borrower Security Agreement” means that Amended and Restated Security Agreement, dated as of the date hereof, in form and substance reasonably satisfactory to Agent and Borrower, made by Borrower in favor of Agent for the benefit of Lenders.

“Borrowing” means a borrowing hereunder consisting of Loans made to Borrower on the same day by the Lenders pursuant to Article I.

“Borrowing Base Certificate” means a certificate of Borrower, in substantially the form of Exhibit 11.1(a) hereto, duly completed as of a date acceptable to Agent in its sole discretion.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with proceeds of Dispositions that are reinvested, within ninety (90) days of receipt of such proceeds, in assets performing the same or a similar function as the assets subject to such Disposition.

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“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of Borrower under any Capital Leases.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than six (6) months, issued by Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than three (3) months and (d) money market mutual funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).

“Change in Working Capital” means, for any period, Working Capital as of the end of such period minus Working Capital as of the beginning of such period.

“Closing Date” means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by Agent and all Lenders.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by Borrower or any other Person as debtor and their respective Subsidiaries and other Person who has granted a Lien to Agent, in or upon which a Lien now or hereafter exists in favor of any Lender or Agent for the benefit of Agent and Lenders, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent.

“Collateral Documents” means, collectively, the Borrower Security Agreement, the Mortgages, the Guarantees and all other security agreements, patent and trademark assignments, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of Borrower or any other Person pledging or granting a lien on Collateral or pursuant to which any such Person guarantees the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent and the Lenders now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against Borrower or any other Person pledging or granting a lien on Collateral as debtor in favor of any Lender or Agent for the benefit of Agent and the Lenders, as secured party.

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“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment.

“Consolidated Net Income” means, for any period, the net income (or loss) of Borrower for such period determined on a consolidated basis in accordance with GAAP, excluding any gains or losses from Dispositions, any extraordinary gains or extraordinary losses and any gains or losses from discontinued operations.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (iv) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with Borrower pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsection 5.2(a), and (b) the sale or transfer by Borrower of any equity securities issued by any Subsidiary of Borrower and held by such transferor Person.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

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“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization.

“Eligible Accounts” means, at any time, the Accounts of Borrower which the Agent determines in its sole discretion are eligible for the purposes of computing the Borrowing Base. Without limiting the Agent’s discretion provided herein, the Eligible Accounts shall not include any Account:

(a)	that does not arise from the sale, lease, or rental of Inventory or the performance of services by such Borrower in the ordinary course of its business;

(b)
(i) upon which such Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)	in the event that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(d)	that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)	with respect to which an invoice, in a form reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(f)
that (i) is not owned by such Borrower or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders;

(g)
that arises from a sale to any director, officer, other employee or Affiliate of Holdings or Borrower, or to any entity that has any common officer or director with Holdings or Borrower, other than transactions permitted pursuant to Section 5.6 hereof;

(h)
that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, or any applicable state statute or municipal ordinance of similar purpose and effect, with respect to such obligation;

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(i)
that is the obligation of an Account Debtor located in a foreign country (other than Canada) unless payment thereof is assured by a letter of credit assigned and delivered to Agent, satisfactory to Agent as to form, amount and issuer;

(j)
to the extent Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(k)
that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l)	that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i) it is not paid within the earlier of: ninety (90) days following its due date or one hundred and twenty (120) days following its original invoice date;

(ii) if any Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii) if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m)
that is the obligation of an Account Debtor if fifty percent (50%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in herein (other than if deemed ineligible pursuant to subsection (a) above or subsection (o) below);

(n)	as to which Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;

(o)	as to which any of the representations or warranties in the Loan Documents are untrue;

(p)	to the extent such Account is evidenced by a judgment, instrument or chattel paper;

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(q)	to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed fifty percent (50%) of all Eligible Accounts;

(r)
that is a contra account, an account established in lieu of a required customer deposit, an account in respect of a cash pay or COD customer, or an account in respect of incentive liability or territorial infringement liability;

(s)	that is payable in any currency other than Dollars; or

(t)	that is unacceptable to Agent in its reasonable and good faith credit judgment;

for the avoidance of doubt, Agent may establish, modify or cancel Reserves in its sole discretion with respect to such Accounts and may otherwise establish, modify or amend any of eligibility criteria in its sole discretion with respect to Eligible Accounts. In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Agent thereof on and at the time of submission to the Agent of the next Borrowing Base Certificate.

“Eligible Assignee” means any of: (a) a commercial bank organized under the laws of the United States, or any state thereof; (b) a commercial bank organized under the laws of any other country; (c) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans for its own account in the Ordinary Course of Business; (d) a Related Fund.

“Eligible Inventory” means the Inventory of Borrower that is finished goods which the Agent determines in its sole discretion is eligible for the purposes of computing the Borrowing Base. Without limiting the Agent’s discretion provided herein, the Eligible Inventory shall not include any Inventory which:

(a)
is not owned by Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and Permitted Liens in favor of landlords and bailees to the extent permitted in this Agreement (subject to Reserves imposed by Agent);

(b)
is (i) not located on premises owned or leased by such Borrower or (ii) is stored with a bailee, warehouseman or similar Person, unless Agent has given its prior consent thereto and unless (x) a satisfactory bailee letter or landlord waiver has been delivered to Agent, or (y) Reserves satisfactory to Agent have been established with respect thereto, or (iii) located at any site if the aggregate book value of Inventory at any such location is less than $100,000; provided, however that this subsection (b) shall not apply to any Inventory of any Borrower which is located in the United States on premises not owned or leased by such Borrower while such Inventory is on rent to a customer;

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(c)	is not raw materials, point of sale display or other sales materials or “Liquid Love” Inventory;

(d)	is placed on consignment or is in transit;

(e)	is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;

(f)	in Agent’s good faith and reasonable credit determination, is unleasable, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

(g)	consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

(h)	consists of goods which have been returned by the buyer;

(i)	is not of a type held for sale, lease or rental in the ordinary course of such Borrower’s business;

(j)	as to which Agent’s Lien, on behalf of itself and Lenders, therein is not a first priority perfected Lien;

(k)	as to which any of the representations or warranties pertaining to Inventory set forth in this Agreement or the Collateral Documents or other Loan Documents is untrue;

(l)	consists of any costs associated with “freight-in” charges;

(m)	consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(n)	is not covered by casualty insurance acceptable to Agent;

(o)	is located outside the United States; or

(p)	is otherwise unacceptable to Agent in its reasonable and good faith credit judgment;

for the avoidance of doubt, Agent may establish, modify or cancel Reserves in its sole discretion with respect to such Inventory and may otherwise establish, modify or amend any of eligibility criteria in its sole discretion with respect to Eligible Inventory.

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“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by Borrower.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by Borrower or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which Borrower may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which Borrower or any member of the Controlled Group may be directly or indirectly liable.

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“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA plus proceeds of any equity issuances minus Change in Working Capital, in each case, for the six calendar months most recently ended as of such date of determination to (b) the sum for such period of (i) Interest Expense plus (ii) required payments of principal of Indebtedness (excluding the Revolving Loans) plus (iii) dividends or other payments made by Borrower in respect of any preferred stock plus (iv) Capital Expenditures plus (v) taxes (including any estimated taxes) paid in cash by Borrower.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantees” mean, collectively the individual Guarantee executed by each Guarantor in favor of Lenders, in form satisfactory to Lenders.

“Guarantor” means each subsidiary of Borrower that executes a guarantee or other similar agreement in favor of Lenders.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

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“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing products; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

“Ineligible Account” means any Account which is not an Eligible Account.

“Ineligible Inventory” means any Inventory which does not constitute Eligible Inventory.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Interest Expense” means, for any period, the consolidated interest expense of Borrower for such period (including all imputed interest on Capital Lease Obligations but excluding all interest paid in kind) as determined in accordance with GAAP.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of each Interest Period, and (c) with respect to Base Rate Loans, the twenty-fifth day of each calendar month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Continuation/Conversion; provided that:

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(b) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(c) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(d) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of Borrower, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of Borrower’s custody or possession, including inventory on the premises of others and items in transit.

“Key Person” means the Chief Executive Officer of Borrower.

“Lending Office” means, with respect to any lender, the office or offices of such Lender specified as its “Lending Office” opposite its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify Borrower and Agent.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

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“Liquidity” means, as of any date of determination, the amount equal to the sum of Unused Borrowing Availability and all cash and Cash Equivalents of Borrower, each as of such date.

“Loan” means an extension of credit by a Lender to Borrower pursuant to Article I hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) or prospects of Borrower; (b) a material impairment of the ability of Borrower or any other Person (other than Agent or Lenders) to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Lenders under any of the Collateral Documents.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real Property or any interest in real Property.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which Borrower or any member of the Controlled Group may have any liability.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds and Cash Equivalents received or receivable in connection therewith, net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to Borrower or any Affiliate of Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

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“Note” means any Amended and Restated Revolving Note other Revolving Note, issued pursuant to this agreement, and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(b) hereto.

“Notice of Continuation/Conversion” means a notice given by Borrower to Agent pursuant to Section 1.6, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means all Loans (including any Loans outstanding under the Existing Revolving Credit Facility), and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to any Lender, Agent or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Ordinary Course of Business” means, in respect of any transaction involving Borrower, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership or (c) for any limited liability company, the operating agreement and articles or certificate of formation.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any member of the Controlled Group sponsors or maintains or to which Borrower or any member of the Controlled Group may have liability.

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“Prior Indebtedness” means the Indebtedness and obligations specified on Schedule 11.1 hereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Agreement” means that certain Amended and Restated Agreement, dated July 5, 2006, among BK Beverages, LLC, Borrower and the shareholders of Borrower signatory thereto.

“Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“Related Fund” means (a) any fund, trust or similar entity that invests in commercial loans in the Ordinary Course of Business and is advised or managed by (i) a Lender, (ii) an Affiliate of Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.

“Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means at any time (a) Lenders then holding at least sixty six and two-thirds percent (66-2/3%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Revolving Loan Commitments have been terminated, Lenders then having at least sixty six and two-thirds percent (66-2/3%) of the sum of the aggregate unpaid principal amount of Loans then outstanding plus outstanding Letter of Credit Participation Liability.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of Borrower, or any other officer having substantially the same authority and responsibility.

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“Reserves” means any and all reserves which the Agent deems necessary, in its sole discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, reserves for rent at locations leased by Borrower for which a landlord waiver acceptable to Agent in its sole discretion is not in effect and for consignee’s, warehousemen’s and bailee’s charges, reserves for contingent liabilities of Borrower, reserves for uninsured losses of Borrower and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or Borrower.

“Revenue” means, for any period, the total gross beverage revenue of Borrower plus any additional revenue received by Borrower in the ordinary course of it business, in each case for such period.

“Revolving Note” means a promissory note of Borrower payable to the order of a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of Borrower under the Revolving Loan Commitment of Lender.

“Revolving Termination Date” means the earlier to occur of: (a) July 5, 2009; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Shares” means ___ shares of the Common Stock of Borrower to be issued to ORIX Finance Corp. on the Closing Date.

“Solvent” means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subordinated Indebtedness” means unsecured Indebtedness of Borrower which has subordination terms, covenants, pricing and other terms which have been approved in writing by Required Lenders.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

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“Termination Fee” means, if Borrower has notified Agent that it is terminating the Revolving facility prior to the Revolving Termination Date (a) from the Closing Date till July 5, 2007, an amount equal to three percent (3%) of the Revolving Loan Commitment as of the Closing Date, (b) from July 5, 2007 till July 5, 2008, an amount equal to two percent (2%) of the Revolving Loan Commitment as of the Closing Date, or (c) all times after July 5, 2008, an amount equal to one percent (1%) of the Revolving Loan Commitment as of the Closing Date; provided, however, that Borrower shall not be required to pay any Termination Fee in connection with a refinancing of the Obligations by another financial institution if, following (A) modification by the Agent or Lenders of the Borrowing Base in any manner, including without limitation (i) the implementation by the Lenders of Reserves; (ii) modifications by the Lenders to the eligibility criteria set forth in the definitions of “Eligible Inventory” and “Eligible Receivables” in effect on of the Closing Date, or (iii) modifications by the Lenders to the advance rates in effect on of the Closing Date and set forth in the Borrowing Base Certificate attached hereto as Exhibit 11.1(a), (B) Agent’s refusal to approve a subsequent transaction pursuant to which Borrower or its successors would engage in a public offering pursuant to the Securities Exchange Act of 1933, as amended, or become public reporting companies under the Securities Exchange Act of 1934, as amended or (C) imposition of reserve charges pursuant to Section 10.6, Borrower provides Agent with prior written notice of Borrower’s intent to refinance the Obligations within thirty (30) days of any event in (A), (B) or (C) and Borrower consummates such refinancing with one-hundred and twenty (120) days of such event.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unfunded Pension Liabilities” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to section 412 for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the equity securities, at the time as of which any determination is being made, is owned, beneficially and of record, by Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Withdrawal Liabilities” means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

“Working Capital” means, as of any date of determination, Accounts of Borrower plus Inventory of Borrower minus all accounts payable of Borrower as of such date.

11.2. Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

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(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified. All references herein to schedules shall mean such schedules as updated from time to time by written notice from Borrower to Lender.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions, thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3. Accounting Principles.

(a)  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b) References herein to “fiscal year”, “fiscal quarter” and “fiscal month” refer to such fiscal periods of Borrower.

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(c) If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Loan Document, then Borrower, Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made; provided that, notwithstanding any other provision of this Agreement, the Required Lenders’ agreement to any amendment of such provisions shall be sufficient to bind all Lenders; and, provided further, until such time as the financial covenants and the related provisions of this Agreement have been amended in accordance with the terms of this subsection 11.3(c), the calculations of financial covenants and the interpretation of any related provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP.

11.4. Amendment and Restatement.

This Agreement is given in amendment, restatement, renewal and extension (but not in novation, extinguishment or satisfaction) of the Existing Credit Agreement. All liens and security interests securing payment of the obligations under the Existing Credit Agreement are hereby collectively renewed, extended, ratified and brought forward as security for the payment and performance of the Obligations. With respect to matters relating to the period prior to the date hereof, all of the provisions of the Existing Credit Agreement, and the security agreements and other documents, instruments or agreements executed in connection therewith, are each hereby ratified and confirmed and shall remain in force and effect. Agent and Lenders hereby waive any and all Defaults or Events of Default that may have occurred prior to the date hereof (but are not continuing as of the date hereof) under the Existing Credit Agreement.

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IN WITNESS WHEREOF, Borrower has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

BOO KOO BEVERAGES, INC.,
a Texas corporation

By:	/s/ Victor J. Schmerbeck
Name:	Victor J. Schmerbeck
Title:	Vice President

Address for notices:

4951 Airport Parkway, #660
Addison, TX 75001
Attn: Chief Executive Officer
Facsimile:

with copies to:

Glast, Phillips & Murray, P.C.
2200 One Galleria Tower
13355 Noel Road
Dallas, TX 75240
Attn: Stanton P. Eigenbrodt
Facsimile:	(972) 419-8329

Address for Wire Transfers:

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ORIX VENTURE FINANCE LLC,
as Agent

By:	/s/ Christopher L. Smith
Name:	Christopher L. Smith
Title:	Authorized Representative

Address for notices:

ORIX USA Corporation
245 Park Avenue, 19th Floor
New York, NY 10167
Attn: SPG – Bob O’Donnell, Director
Fax:
E-Mail: rodonnell@orix.com

ORIX Finance Corp.
1717 Main Street, Suite 900
Dallas, Texas 75201
Attention:	Robert Stobo, Director
Fax:	(214) 237-2347
E-Mail: robert.stobo@orix.com

ORIX Finance Corp.
1717 Main Street, Suite 900
Dallas, Texas 75201
Attention: Ann Erickson, Operations Manager
Fax: (214) 237-2352
E-Mail: ann.erickson@orix.com

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Address for payments:

Deutsche Bank
New York, New York
ABA#: 021 001 033
BNF Name: OFC1 - Loan Receipts CFG
A/C#: 00399728
REF: Love Factor/Boo Koo
Please advise CFG Operations Manager at
(214) 237-2366 (Backup: (214) 237-2102)) upon receipt

ORIX FINANCE CORP.,
as Lender

By:	/s/ Christopher L. Smith
Name:	Christopher L. Smith
Title:	Authorized Representative

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